EXHIBIT 99.1

New Data From Phase 2 Brain Cancer Study With Prophage Series G-200 (HSPPC-96) Shows Improved Overall Survival

Agenus to Host Conference Call at 2 pm CT (3 ET) to Review Data

LEXINGTON, Mass., June 6, 2011 (GLOBE NEWSWIRE) -- Agenus Inc. (Nasdaq:AGEN), a leading developer of therapeutic vaccines for cancer and infectious diseases, today announced results from a Phase 2 clinical trial testing the Prophage Series G-200 vaccine (HSPPC-96; vitespen) in deadly recurrent brain cancer -- glioblastoma multiforme (GBM) -- in a poster presentation at the 47th Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago, Illinois.

The key objectives of the Prophage Series G-200 Phase 2 trial were to evaluate the overall survival rate, safety and immunological activity consistent with a tumor-specific immune response. The primary objective of the trial was to assess the survival rate at 26 weeks, which represents the average survival time for patients experiencing recurrence of their GBM. Results from this trial showed that 93% of the patients were alive at ≥ 26 weeks after surgery and a median overall survival of 11 months (47.6 weeks). Results from pre-defined exploratory analyses of disease progression showed a median progression free survival (PFS) of approximately 5 months (20 weeks). Importantly, measures of immune response post vaccination with Prophage Series G-200 demonstrated a significant tumor-specific CD8+ T-cell response as well as innate immune responses as marked by a significant increase in levels of circulating NK cells.

"The robust immune response coupled with improved survival relative to historical controls makes the data from this trial especially encouraging. The safety profile of HSPPC-96 offers a great opportunity for its use in combination with other approved treatments for GBM," said Andrew T. Parsa, MD, Ph.D., associate professor in the Department of Neurological Surgery at the University of California, San Francisco (UCSF) and lead investigator in the trial. "Taken together, the results clearly support advancement of Prophage Series G-200 into later stage randomized trials, and offer an opportunity to add a biologically active and highly well tolerated adjuvant therapy to surgical resection for recurrent GBM patients."

Adverse events considered related to Prophage Series G-200 were grade 1 or 2 in nature and mainly associated with the injection, including skin reactions and stinging at the site of injection as well as reports of fatigue. No related grade 3 or 4 adverse events were reported in this trial.

"Based on the promising results from this Phase 2 study, Agenus has started working with the UCSF team, as well as other experts in the field, to design a randomized trial to confirm the efficacy of Prophage Series G-200 in the setting of recurrent GBM," said Marcel Rozencweig, MD, Acting Chief Medical Officer of Agenus. "With the recent FDA approvals of Provenge® and Yervoy™, which both harness the power of the immune system to fight cancer and offer the potential for combination use with other immunological agents, I believe we are entering a new era in the treatment of cancer that could see substantially improved survival rates in patients fighting this disease."

The trial was supported through funding from the American Brain Tumor Association, Accelerated Brain Cancer Cure, National Brain Tumor Society, and National Cancer Institute Special Programs of Research Excellence. Dr. Parsa has not received any financial support or travel expense reimbursement for this work or for consulting activities on behalf of Agenus. Dr. Parsa does not have an equity interest in Agenus or other financial relationship with the company.

Prophage Series G-200 Study Design and Further Results

The Phase 2 trial was designed to enroll approximately 30 patients with recurrent high-grade GBM, the deadliest form of brain cancer. Patients underwent surgery to remove >90% of their tumors (also referred to as gross total resection), which were then used to manufacture Prophage Series G-200, a patient-specific heat shock protein based therapeutic vaccine. Eligible patients were treated after surgery with Prophage Series G-200 once weekly for four weeks, followed by biweekly injections until vaccine depletion or disease progression.

A total of 33 patients were enrolled (ITT population) and all received at least one dose of vaccine; 30 of the 33 patients were considered evaluable per-protocol as they received ≥ 4 doses of Prophage Series G-200. The median patient age was 53 years and all had an original diagnosis of GBM, which tends to carry a poor prognosis.

Results in the ITT population were similar to those reported on in the evaluable group (91% survival rate at ≥ 26 weeks; median survival rate of 42.6 weeks). Results from pre-defined exploratory analyses of disease progression showed a median progression free survival (PFS) of approximately 5 months (20 weeks) in the evaluable population, which were also similar in the ITT population (PFS of 17.1 weeks).

Conference Call Information – June 6, 2011 at 2 pm CT (3 pm ET)

To access the live call, dial 877.475.3568 (domestic) or 678.809.3092 (international); the access code is 67451717. The call will also be webcast and will be accessible from the company's website at www.agenusbio.com/webcast/. A replay will be available via phone and the company's website approximately two hours after the call through midnight Eastern Time on August 6, 2011. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 67451717.

About Glioblastoma Multiforme (GBM)

The incidence rates of primary malignant brain and central nervous system (CNS) cancers have increased over the last three decades.[1] The American Cancer Society estimates that more than 22,000 malignant tumors of the brain or spinal cord were diagnosed during 2010 in the US and that more than 13,000 people would die from these tumors. Glioblastoma is the most common primary malignant brain tumor and accounts for the majority of diagnoses and has been associated with a particularly poor prognosis, with survival rates at 1 and 5 years equaling 33.7% and 4.5%, respectively.[2] The current standard of care for patients with newly diagnosed glioblastoma is surgical resection followed by fractionated external beam radiotherapy and systemic temozolomide[3] resulting in a median overall survival (OS) of 14.6 months[4] based on data from a randomized Phase III trial. Although this treatment can prolong survival, it is not curative and the vast majority of patients with glioblastoma experience recurrent disease, with a median time to recurrence of 7 months.[5] Currently, there is no standard treatment for patients with recurrent glioblastoma, although additional surgery, chemotherapy (i.e., CCNU, temozolomide), bevacizumab, and radiotherapy are used.

About the Prophage Series of Cancer Vaccines

The Prophage Series of vaccines are patient-specific therapeutic cancer vaccine candidates. Prophage Series vaccines contain the heat shock protein, gp96, and associated peptides that are purified from patient tumor tissue. Prophage Series vaccines are designed to target only cancerous cells — not healthy normal cells. As a result, Prophage Series vaccines are designed to limit the toxicities associated with traditional broad-acting cancer treatments.

In addition to the recurrent GBM study reported above, a Phase 2 trial testing Prophage Series G-100 in newly diagnosed GBM is on-going and actively enrolling patients. This trial is also being sponsored by Dr. Andrew Parsa of UCSF and primarily supported with funding from the American Brain Tumor Association, Accelerated Brain Cancer Cure, National Brain Tumor Society, and National Cancer Institute Special Programs of Research Excellence.

The glioma trial in newly diagnosed patients involves administration of Prophage Series G-100 in combination with radiation and Temodar® (Merck; temozolomide), the standard of care. Based on encouraging early results, this trial has been expanded to include up to 10 leading brain tumor research centers in the United States.

About Agenus

Agenus Inc. is a biotechnology company working to develop treatments for cancers and infectious diseases. The company is focused on immunotherapeutic products based on strong platform technologies with multiple product candidates advancing through the clinic, including several product candidates that have advanced into late-stage clinical trials through corporate partners. For more information, please visit www.agenusbio.com.

The Agenus logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8187

Forward-Looking Statement

This press release contains forward-looking statements, including statements regarding clinical trial activities and the presentation of data. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2011. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Agenus undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Agenus' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Agenus' business and securities, investors should give careful consideration to these risks and uncertainties.

References

1. Maher EA, McKee AC. In: Atlas of diagnostic oncology. 3. Skarin AT, Canellos GP, editor. London: Elsevier Science; 2003. Neoplasms of the central nervous system; pp. 5–10.

2. Central Brain Tumor Registry of the United States (CBTRUS) 2010 CBTRUS statistical report: primary brain and central nervous system tumors diagnosed in the United States in 2004-2006.http://www.cbtrus.org/reports/reports.html

3. National Comprehensive Cancer Network clinical practice guidelines in oncology-central nervous system cancers. v.1.2010. http://www.nccn.org/professionals/physician_gls/PDF/cns.pdf

4. Stupp R, Mason WP, van den Bent MJ, Weller M, Fisher B, Taphoorn MJ, Belanger K, Brandes AA, Marosi C, Bogdahn U, Curschmann J, Janzer RC, Ludwin SK, Gorlia T, Allgeier A, Lacombe D, Cairncross JG, Eisenhauer E, Mirimanoff RO. European Organisation for Research and Treatment of Cancer Brain Tumor and Radiotherapy Groups; National Cancer Institute of Canada Clinical Trials Group. Radiotherapy plus concomitant and adjuvant temozolomide for glioblastoma. N Engl J Med. 2005;352(10):987–996. doi: 10.1056/NEJMoa043330.

5. Wen PY, DeAngelis LM. Chemotherapy for low-grade gliomas: emerging consensus on its benefits. Neurology. 2007;68(21):1762–1763. doi: 10.1212/01.wnl.0000266866.13748.a9.

Provenge is a registered trademark of Dendreon Corporation and Yervoy is a trademark of Bristol-Myers Squibb Company.

CONTACT: Jonae Barnes, 617-818-2985